Exhibit 99.2

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

— MANAGEMENT DISCUSSION SECTION

Operator: Please stand by. Good day and welcome to the Sanderson Farms, Inc.’s. Third Quarter Fiscal 2013 Conference Call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe F. Sanderson, Jr., Chairman & Chief Executive Officer

Thank you. Good morning and welcome to Sanderson Farms’ Third Quarter Conference Call. Lampkin Butts and Mike Cockrell are with me this morning. We reported net income for our third fiscal quarter of $67.9 million or $2.95 per share. This compares to net income of $28.7 million or $1.25 per share during last year’s third quarter. Results for our third fiscal quarter include $14.2 in expenses related to our bonus compensation plans including our ESOP are $9.4 million or $0.41 net of income taxes.

I’ll begin this morning’s call with a few general comments, I’ll then turn the call over to Lampkin and Mike for more details. Before making any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Joe. This morning’s call will contain forward-looking statements about the business, financial conditions, and prospects of the company. Examples of forward-looking statements include statements about our belief, regarding future grain and fresh chicken prices, consumer demand, production levels and the supply of fresh chicken products or economic conditions, and our expansion plans.

The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our Annual Report on Form 10-K, for the fiscal year that ended October 31, 2012 as well as subsequent quarterly reports on Form 10-Q filed with the SEC. Our third quarter 10-Q was filed this morning.

You are cautioned not to place undue reliance on the forward-looking statements made this morning and each such statement speaks only as of today. We undertake no obligation to update or to revise forward-looking statements.

External factors affecting our business such as feed grain prices, market prices for poultry, meat and the overall health of the economy among others remain volatile, and our view this morning might be very different from our view a few days from now.

Joe F. Sanderson, Jr., Chairman & Chief Executive Officer

Thank you, Mike. Our results reflect significantly higher poultry market price during our third fiscal quarter when compared to last year’s third quarter, but as has been the case all year, we experienced continued higher grain cost during the quarter. The higher market prices for fresh chicken during the quarter compared to last year’s third quarter were driven in part by continued record high Georgia dock whole bird prices and significantly higher prices for boneless breast meat.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    1

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

These increases were fueled by steady demand for chicken in the retail grocery store market and continued good white meat demand at foodservice.

Foodservice demand and market prices for boneless breast meat spiked in May as several QSR and foodservice establishment featured chicken on their menus. As I have stated on our May call, this foodservice demand has been driven by menu shift rather than increased food traffic through restaurants as restaurant traffic continues to be flat at best. While grain costs were higher during our third fiscal quarter and the first nine months of the year compared to last fiscal year, at least some relief could be in sight. Although wet weather this past spring caused crops to be planted late, good growing conditions this summer had fueled optimism for a good crop. The crop has not yet in the bin, however, and as we saw yesterday market prices will likely remain volatile until the crop is made and harvested. Based on what we have price to-date, and assuming that we have priced our remaining days to the end of the fiscal year at yesterday’s closing prices on Chicago Board Trade, our cash cost for feed grains purchased would be approximately $79 million higher this fiscal year than last year.

However, our cash cost for our fourth fiscal quarter would be $65 million lower than last year’s fourth quarter. And these lower costs would translate into approximately $0.08 lower grain cost per pound of chicken processed was fully priced into our flock. We have priced our corn and soybean meal needs through August, but will be on the market as we head into September in the heart of the harvest season.

As Lampkin will discuss in a moment, our production numbers during the third fiscal quarter reflect our return to full production in early June. And as Mike will discuss, our net debt to total capitalization ratio is once again back in single digits. As we have been saying on these calls for the past year, our next phase of growth, which we are anxious to start in Palestine, Texas will start when our balance sheet is in good shape when we complete our due diligence in Palestine, when we are operating well, and when we have a reasonable degree of confidence regarding supply and price for grain over the next year.

Our balance sheet and our existing operations are both in good shape. Our due diligence and the permitting process in Palestine are substantially complete and we are close to what we hope will be a decent harvest. Our plans right now are to discuss with our Board of Directors in September once the harvest begins in earnest, possible dates to break ground in Palestine. In the meantime, I want to publicly thank the officials in Palestine, Anderson, and Freestone Counties; and Austin, Texas, for their help, support, and patience, as we complete the process and get started on the new project.

They have been over backwards to welcome us into their communities, and we are ready to reward that welcome, and our shareholders and employees with the new construction project. At this point I will turn the call over to Lampkin for a more detailed discussion of the market, and our operation during the last quarter.

Lampkin Butts, President, Chief Operating Officer & Director

Thank you, Joe, and good morning, everyone. Overall market prices for poultry products were higher during the quarter, when compared to our third quarter last year. The Georgia dock whole bird price during our third quarter averaged a $1.05 per pound compared to the $0.94 per pound average during last year’s third quarter, The Georgia dock price for this week is a record high at $1.65 per pound compares $0.9525 per pound for the same week last year.

The Georgia dock price continues to reflect good demand for chicken in retail grocery stores. So off leg quarter prices were up slightly for the quarter compared to last year’s third quarter, increasing 1.5%, and reflect relatively good export demand. Through the first half of the calendar year, overall

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    2

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

industry export volumes were up 2.1% compared to the same period last year, and were up almost 3% in value. Quoted bulk leg quarter prices averaged $0.5114 per pound during our third quarter of this year versus $0.5038 per pound during last year’s third quarter. The bulk leg quarters are currently quoted at $0.50 per pound.

While below last year’s third quarter prices for jumbo wings improved during our third fiscal quarter. Jumbo wings averaged $1.28 per pound, down 19.3% from the average of $1.59 during last year’s third quarter. The Urner Barry quote is currently $1.43 per pound. Boneless breast prices were significantly higher during our third quarter, increasing by 32.3% when compared to the third quarter a year ago. This year’s third quarter averaged Urner Barry price of $1.94 per pound compares to an average of $1.47 during last year’s third quarter. Today the Urner Barry quoted market for boneless breast is $1.74 per pound, and is down from its peak in May, but still reflects good white meat demand.

The overall results of these market price changes was an increase of $12.03 pound in our average sales price per pound of poultry products sold when compared to last year’s third quarter or an increase of 15.4%. While our average sales price for poultry products increased $12.03 per pound, this was offset in part by $0.036 per pound increase in our growing costs per pound of processed poultry.

Our average feed cost per pound processed during the third quarter was $40.05 per pound, up from $36.9 per pound during last year’s third quarter.

We sold 770.8 million pounds of poultry during our third fiscal quarter, a 2.7% increase from 750.7 million pounds sold during last year’s third quarter. We processed 779.9 million pounds of dressed poultry during the quarter, up 2.4% from the 761.6 million pounds we processed during last year’s third quarter. Processed pounds were approximately 15 million, below our previous estimate as we processed fewer heads than expected during June, as we increased age of our flocks to maintain our target live weights.

For the first nine months of the year, we sold 2.21 billion pounds of poultry products, compared to 2.16 billion for the same period last year and processed 2.22 billion pounds this year compared to 2.18 billion last year. We expect pounds processed during our fourth fiscal quarter to be approximately 818.1 million pounds, up compared to the same quarter last year about 5.4%.

We now expect to process 3.03 billion pounds this year, an increase of approximately 2.5% compared to 2.9 billion pounds processed during fiscal 2012. We sold 13.4 million pounds of prepared chicken products at our foods division during the third quarter, up from 12.4 million pounds last year.

Our average sales price of foods increased 4.4%. Profitability at foods has improved but the facility remains challenged by the relatively weak foodservice market in which the plant competes.

At this point, I’ll turn the call over to Mike.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Lampkin. Net sales for the quarter totaled $739 million and that’s up 18.3% from the $624.9 million in the same quarter last year. The increase was the result as Lampkin mentioned higher poultry volume and an increase in our average sales price for poultry products of $0.123 per pound.

Cost of sales of poultry products for the three months ended July 31 as compared to the same three months last year increased 8.8%. The increase is a result of the 2.7% increase in pounds of poultry products sold in the third quarter compared to last year, and higher feed cost. Feed cost and flocks processed increased $0.036 per pound compared to last year’s third quarter and feed cost accounted for 54.5% of our cost of poultry products sold. By comparison feed cost accounted for 52.8% of our cost of poultry sold in the last year’s third quarter.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    3

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

SG&A expenses for the third quarter of 2013 were $29.9 million compared to $20.7 million for the same quarter in fiscal 2012. Year-to-date SG&A expenses include $5.5 million for an accrued ESOP contribution compared to only $3.1 million accrued through the first nine months of last year.

I’ll take this opportunity to remind everyone that under the company’s bonus reward program, the details of which can can be found in the company’s current report on Form 8-K, which is dated January 24, 2013, most salary employees at the company can earn up to 25% of their salary as a bonus if the earnings per share targets set out in that program are reached and certain key managers at the company can earn an even higher percentage.

The threshold EPS target under the 2013 plan is $4.37 per share, and employees are in 5% of the maximum award if that threshold is met. The plant’s maximum award of 25% of salary is earned at the top EPS target of $5.43 per share has reached. All EPS targets are calculated net of any bonus reward program. If the top target is met, we estimate that the bonus reward program will cost approximately $21 million. Approximately $7 million of that would be booked as SG&A expenses, and approximately $14 million would be booked to cost of goods sold. While we can’t say today with any certainty that we’ll reach even the threshold target, we certainly appear to be on track to move into the bonus reward programs targets, and we begin accruing for that eventuality during the third quarter.

SG&A expenses for the quarter included $2.3 million accrued for a possible payout on the bonus reward program, and cost of goods sold include – includes $4.2 million accrual for the bonus reward program.

I’ll also remind you that on November 1, 2011, the Board of Directors approved a performance share grant to key managers in the company under the company’s equity compensation plan. Earning the performance shares is contingent on meeting certain EPS as a percent of sales targets and return on equity targets.

Performance is measured over two year period, and in this case, that’s fiscal 2012 and 2013. While we’ve finished 2012, trailing behind the targets under this program, we had made up ground during 2013. We didn’t accrue anything in 2012, but has now determined that earning at least part of that performance award grand is probable. As a result, our SG&A expenses for the quarter include $2.2 million accrued for possible performance share payouts. If earned at the end of this fiscal year, participants must remain with the company for another year before receiving the shares. So we will continue to approve for this payment for next year as well. Maximum liability under the plan is estimated at this time to be approximately $4.3 million.

The company’s effective tax rate for the quarter and the first nine months of the year was 34.1%, and for the balance of the year we expect 34.5%. At the end of our third quarter the balance sheet reflect a stockholders’ equity of $628.4 million and net working capital of $277.6 million. The current ratio was 2.6 to 1. Our total debt totaled $87.9 million, and our net debt to cap was 3.8% at July 31. We spent $39.7 million on CapEx through the first three quarters of the year, and we have now approved approximately $55 million for the full-year.

Our depreciation and amortization was $46.2 million year-to-date, and we now expect just over $61 million for the year. We also declared $11.7 million in dividends through the first three quarters of the year. And since the end of the quarter we’ve been able to pay an additional $37.5 million on our revolver.

www.CallStreet.com — 877-FACTSET — Copyright © 2001-2013 CallStreet    4

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

As of today, only approximately $11 million in letters of credit, and one $10 million note are outstanding on our $500 million committed revolver. We believe we’ll be able to pay that last note in September, and expect to end the fiscal year with only the letters of credit outstanding on the revolver.

Casey, that ends our compared remarks, so you can now open up the call for questions.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    5

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

— QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] We will take our first question from Farha Aslam with Stephens, Inc.

<Q – Farha Aslam>: Hi, good morning.

<A>: Good morning.

<Q – Farha Aslam>: Congratulations on a great quarter.

<A>: Thank you very much.

<Q – Farha Aslam>: And I’m just looking forward, if you look at pullet placements, Joe, recently you’ve seen an uptick of pullet placements up about 8% year-over-year, does that concern you in terms of supply coming on to the U.S. markets?

<A – Joe Sanderson>: It does not, if you will, I don’t look at percent, if you look at the absolute number, there were fewer pullets placed in July than there were in June, everybody looks at percent, and that is just think as the lone number to look at. I still contend that the primary breeders do not have the grandparent and the parent stock there to satisfy the demand that might be there from the processors to place pullets to expand right now. And this number, there were fewer pullets placed in July than they were in June, and that it wouldn’t, those pullets are going to mature in December. And they would reach peak production in February and March, which would be 10 weeks after that, even reduced fewer products down in July. If you’re trying to expand the number of hands in the flaw, is what I’m trying to say. And so, I just don’t believe they’re there. I don’t believe they can be head. I do believe the industry would do it if they could. But I just don’t believe they’re in place now. Yes. I do believe the industry would like to expand, but I don’t believe they can expand very much right now.

<Q – Farha Aslam>: Okay. And then just along that same bane, you’ve seen egg sets in the last few weeks up and you know about 4% to 5% year-over-year. I think mostly if we’re comfortable with egg sets currently at around the Q2 2005 level. But what do you think we should look at going into the fall period? The Sanderson plan to take their fall production cut, and how do you think the industry is going to think about production going into that fall period?

<A>: Well, the industry is still making a lot of money. And I don’t know what they’re going to do for the holidays. We started our Superbird. We’ve already started our cutback. We’ll do our normal cutback. We’ve already started it from 1st of November. We know that people – the demand is not going to be there for chicken before Thanksgiving and before Christmas. They’re just not going to be people at grocery stores, they go around hams and turkeys and further processors are going to be shutting down for holidays. And so particularly at our deboning plants, and we just know the demand is not going to be there. So we’re not going to be running chickens through those plants every week. And we’ve already stared reducing egg sets from the 1st November. And I don’t know what the industry is going to do.

<Q – Farha Aslam>: Great. And then my final question is going back to your prepared remarks, you commented that food service operators have shifted menus. Could you just comment about the menu shift and kind of chicken demand in food service going forward?

<A>: Well, I think early in the year they knew beef prices were going to be high. And I’m talking about in December and January, they knew beef prices were going to be high. So it just happened in May that we looked up one day and McDonald’s and Kentucky Fried Chicken and I can’t remember, at Wendy’s and Golden Corral, every time you turned the television on, there were chicken – I mean there were television chicken features going on with wraps and boneless chicken

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    6

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

and all kinds of things. And boneless breast went over $2 a pound when all that was going on. And that was the menu shift from featuring beef to featuring chicken. And it was – and we also had a little bit going on in casual dining not to the same extent we show in QSR. And we think that’s going to continue to a certain extent. We have seen the boneless promotion continue at Kentucky Fried Chicken. And we think there will be another one this fall at one of the major chains on boneless breast. We understand that’s going to happen. And beef will continue to be higher we believe. So, we think we’ll get some more action with boneless breast.

<Q – Farha Aslam>: Great. Thank you very much.

<A>: Thank you.

Operator: Thank you. We’ll take our next question from Brett Hundley with BB&T Capital Markets.

<Q – Brett Hundley>: Hi. Good morning gentlemen. Can you hear me all right.

<A>: Yes. Good. Thank you.

<Q – Brett Hundley>: Joe, that was really helpful on the conversation on breeders. I was wondering if you could go a little bit further and just kind of go in the back as far as question there. Just when is your view for when breeder growth will be available. Clearly the industry would like to expand these margins, your commentary suggest that they’re not able to do that with breeder stock right now. When do you think that that industry will have this breeder supplies available?

<A>: I think it will be in, I am not speculating by the way. We have had conversations with our primary breeder, they don’t have it, but they have to produce grandparent stock and then parent stock, and that probably started in May and June, and it will take a year, they have to produce grandparent stock, it takes 26 weeks to do that; and then parent stock, it takes 26 weeks to do that. So they’ll have all that in place in late spring, and that means that can go up 2% to 3%, but to make big moves, it’s going to be the second half of 2014 before – we haven’t talked with all of the primary breeders, but when the industry cut back 10%, which is what happened in 2008, the primary breeders did the same thing. They didn’t keep all those breeders – all those breeding – all their breeding stock in place waiting on the industry, they cut back just the same.

And so they’ve got to replace their breeding stock before they can load the industry back up so I’m thinking it’s going to be gradual before it can come back and I think it’ll be second-half of 2014 before it can really change materially. That means it can change 2% or 3%, but it’s going to be the second-half of 2014 before it can – there can be a huge change.

<Q – Brett Hundley>: Okay. And then, are you seeing any extra production in the form of eggs or meat back on the U.S. market, given signs that AI has – is kind of beginning to normalize in Mexico and maybe against that backdrop with that outlook in Mexico, can you talk a little bit to your expectations for dark meat here in the U.S.?

<A – Lampkin Butts>: We’re seeing – this is Lampkin, we are seeing very consistent demand for Mexico. This slide we have been seeing most of the year, we haven’t seen any changes there that would indicate that [indiscernible] having less of an impact than – I don’t know, I think I saw recently there was another outbreak this summer there, it wasn’t a huge block, but they are still having some outbreaks. Demand for export remains very steady, we have got export dark meat booked through, for most of September, prices were steady to up a little bit that arena looks very good right now.

<Q – Brett Hundley>: Okay, thank you. And then just my last question is just on weights and how to think about that going forward, you have some industry participants moving over to heavier weights. We have of course noticed an uptick in big bird production numbers. And I’m just wondering if you can talk a little bit to how you think weights are going to go on a go forward basis?

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    7

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: I don’t...

<A – Lampkin Butts>: We are seeing – the only weight change, we see is in the big bird deboning segment, the weights in that segment continue to creep up a little bit. We have – we’re not seeing that in the other segments. I think you could continuously small increases in the overall weight because of the movement in the big bird deboning segment.

<Q – Brett Hundley>: Okay. That’s helpful. Thank you very much.

<A>: You bet.

Operator: Thank you. We’ll go next to Michael Piken with Cleveland Research.

<Q – Michael Piken>: Hi. Good morning.

<A>: Good morning.

<Q – Michael Piken>: Hi, Michael. How are you? I just wanted to start and get a flavor for kind of how you’re thinking about September from a feed cost environment. I know you said you are more on the market, but with the August appearing to be a little bit later, like how do you sort of plan on sourcing your feed needs for September, more imports, or how are you thinking about that?

<A>: We have – we bought our basis for September, and it’s all going to be domestic and the basis is a good bit lower for September than it was for August, and the basis going forward, particularly from meal, soybean meal is a good bit lower than it has been in the summer is our initial indication. We do not think we’re going to need to source anything particularly corn, there seems to be plenty of corn and what’s happened in the last three or four days has just been first weather scare of the — maybe the second weather scare of the year, there was one back in the spring when it was too wet, that subsided and this is the second weather scare of the – and it’s really affecting soya more than, we think the corn is pretty much done, not totally, but pretty much. We could use one good rain and across the country. And I think everything would be over, but we don’t think we’ll have to buy anything. We like to say we already own our soya and corn for September. We just haven’t priced it.

<Q – Michael Piken>: Okay. Great. And then just shifting over in terms of your new project in Palestine. I mean how are you thinking about starting discussions in terms with your customers in terms of where you’re planning to send that product, and kind of where you see the demand coming from that product, from that new facility?

<A>: They will go west, it will – all of that product will go west somewhere to Waco. And Lampkin may can elaborate on that a little bit more.

<A – Lampkin Butts>: Well we — as Joe said Waco, out of the Waco plant we sell a lot of that product in Texas and west of there, and also into Mexico, I think this plant will be very similar to that. And if we were to get started at this fall, we will be opening in January of 2015. So, we will be working on that from now until then. We really – for fresh chicken sale, you can’t sell that, that far upfront, you got to be a little closer to execution to actually [indiscernible] forward.

<Q – Michael Piken>: All right, perfect. And then, I guess, lastly, just thinking about the wing market, I know we’re heading into seasonally stronger period, but for wings and we’ve already started to see some price increase, I mean, do you think that, if food service demand as a whole kind of remains flattish that wings can also see maybe some of the benefit of the breast meat is benefited from as we head into the fall?

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    8

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: We think so, we think, what Bob says and usually does that for wings, and this is McDonald’s daily estimate as one of the major restaurant chains as its going to have wings in every store beginning September the 9th. So we think it’s going to be a good fall for chicken wings.

<Q – Michael Piken>: All right. Thanks a lot.

<A>: You bet. Thank you.

Operator: Thank you. [Operator Instructions] We take our next question from Ken Goldman with JP Morgan.

<Q – Ken Goldman>: Hi, can you hear me?

<A>: Hi, Ken.

<Q – Ken Goldman>: Hey. Mike, first of all, you’re probably the only CFO that breaks out the cost of this [indiscernible] sponsorship in this financial statement, so I think we have a little bit clarity. Mike, if I exclude the cost of feed and prepare chicken from your cobs, I get to all other cobs as a percent of pound sold about 32.6% this quarter, and that’s a pretty steep drop from the prior quarter, it’s the lowest number for your company in almost two years. So, can you talk a little bit more about maybe why that figure was so low this quarter and maybe how we should think about modeling it going forward?

<A>: You’re talking about all other costs of goods sold as a percent of sales, is that what you said?

<Q – Ken Goldman>: As a percent of pounds sold, forgive me if I said it otherwise.

<A>: As a percent of pounds sold.

<Q – Ken Goldman>: Basically what I – you gave numbers for total costs, you gave numbers for feed.

<A>: Yeah.

<Q – Ken Goldman>: Generally numbers for feed and then you gave numbers for prepared chicken cost, we can back into all other right?

<A>: It was because of the cost of [indiscernible]

<A>: That’s right. Yeah.

<A>: Our cost was a little bit lower because of volume, because of first time we’d run full in two years. But our costs were not exceptional that was the function of the feed being so high.

<A>: During the second quarter call Ken we guided toward as much as between a $0.75 and $0.01 per pound decrease in those other costs and we actually came in a little above that – above what we had guided toward because of the bonus accruals that worked that way into the cost of goods sold. But, yeah Joe is right as a percentage of overall cost it’s really more of a function in these substantial increase in the beef costs this quarter.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    9

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<Q – Ken Goldman>: Okay that’s helpful. And then a couple more if I can Mike have you given or would you be prepared to give any guidance for CapEx and startup expenses for next year given [indiscernible].

<A>: Yeah just basic maintenance CapEx is going to be between $45 million and $50 million I don’t know what that is yet. We used to guide $38 million to $45 million but we’ve got more plants now, and more stuff to do. I would say $50 million would be a decent model for just maintenance CapEx. The final bids obviously are not in on Palestine yet, but this is going to be around $130 million plus or minus probably plus a little bit. When that gets spent will depend on when we break ground and we don’t know that yet. So I really can’t say exactly how much of that we’ll spend in fiscal 2014. But our hope is and obviously, you heard this with Joe, our hope is that we spend most of it next fiscal year. So $130 million for any project.

<Q – Ken Goldman>: You’ll spend building part. A lot of that equipment is going to hit.?

<A>: Yeah.

<Q – Ken Goldman>: You’ll get all the hatchery done? You’ll get feed mill done, but a lot of the processing stuff is going to be in the first quarter of 2015?

<A>: 2015, right.

<A>: But a big chunk of it during next fiscal year, we’ll be able to talk obviously more clearly about that.

<A>: I’d guess $75 million to $80 million is going to [indiscernible] in 2014 plus $50 million, I mean it’s $125 million to $150 million.

<A>: When we’re able to release a date we’ll obviously be more specific about that. Does that help?

<Q – Ken Goldman>: It does. And just to clarify $45 million to $50 million maintenance and about $75 million, $80 million on top of that next year.

<A>: That’s what our idea.

<Q – Ken Goldman>: Okay.

<A>: That’s right.

<Q – Ken Goldman>: And then start up expenses, did you mention that?

<A>: Yeah. we modeled, I think $5 million. The $5 million in additional SG&A expenses during fiscal 2014 for startup expenses. Everything you spend administratively, we’ll have people on the ground and grow our people on the ground next year even though we won’t be processing chicken and all of that experience will go into SG&A until we start operating. And I would say $5 million of additional SG&A expenses.

<Q – Ken Goldman>: And then one last one if I can sneak it in and I apologize for taking a little bit time here. Prepared foods volumes for years they were kind of heading down, now they seemed to be heading up again. Can you just talk a little bit about the strategy there if you would?

<A>: They’ll head up more.

<Q – Ken Goldman>: Yeah.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    10

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: Same strategy, we’re really having the same strategies. We’ve picked up a little business here and there, we got some order coming this fall, but we’ll continue on the same strategy of making a margin there, not forcing product with a loss, but making a profit margin.

<Q – Ken Goldman>: Great. Thanks very much.

<A>: Thank you.

Operator: Thank you. [Operator Instructions] We’ll take our next question from Andrew Strelzik with BMO Capital Markets.

<Q – Andrew Strelzik>: Hi. Good morning, everyone.

<A>: Good morning.

<A>: Good morning.

<Q – Andrew Strelzik>: First a big picture question. Where do you think the industry is in terms of the chicken cycle? Do you think margins are sustainable and is there for how long?

<A>: Well, I think margins are going to come from a different kind of – you’re going to get another benefit because of lower grain cost. You’re going to have same high priced beef and it’s going to be a different type cycle, and I think you’re going to look at something different for the next six to nine months. I don’t know about next summer. Next summer is what I don’t know about, but I think for the next six to nine months, you’re looking at $5 corn, and normal basis instead of $7 corn and half-price basis, or $6.50 650 corn or whatever. And I don’t know about meal yet, but you’re looking at a whole, huge different cost arena. And if you’re looking at high-priced beef, which I think we are still looking at – and then another thing, what are we looking at with the economy? Is the economy going to start picking up and is demand going to start returning? That question hadn’t been answered yet either.

And so I think this is heading into our last holiday next week, and then into November-December period is a bad time to be making decisions about what you look like. January 1 is the time and the spring and the summer is a lot different in – there’s a lot different perspective in what we’re looking at right now. So I think we have good times ahead.

<Q – Andrew Strelzik>: Okay. Great. And then second, you made the comment that the industry would expand production if they could. So I’m just wondering what gives you see the confidence that the industry will proceed with the fall cutbacks rather than keeping the egg sets a little more elevated as a way to expand production?

<A>: I didn’t say they would, I never said that. I didn’t say they would — did follow cutbacks. I said we’re going to do our normal cutback, because I think the industry is making a lot of money. And they’re already set more eggs than they were setting a year ago when they were local — in August last year corn was $8.50 and soy meal was $550 million I believe in August and they started slashing exception. Right now, for the month of August, August is as good as you’d like. People are making huge margins in August and they don’t have any reason to reduce egg sets right now. So I don’t know if they’re going to – what they’re going to do for November and December. I know what we did, because — but I don’t know what the industry is going to do, if they’re going to cutback for the holidays. I’ve been – I’m older than most people in the industry and I know what happens at Thanksgiving and Christmas.

<A>: The industry can produce 200 million eggs a week, even 202 million, and we’re saying that that many, which allows us to make a lot of money right now would be too many for Thanksgiving and Christmas seasons, but we’re saying the industry can’t expand that number until some more breeders become available and that’s not going to be until sometime next year.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    11

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: And Joe mentioned that we had already put our cutback in place for chickens that will come to market the first week of November. This excess we saw last week. Those are really still for late October.

<A>: For most of them.

<A>: Yeah, for most of them.

<A>: For the big bone and for the 60-30 day old birds.

<A>: If you can see a cut for Thanksgiving, that’s still to come now beside a month.

<Q – Andrew Strelzik>: Okay.

<A>: Few couple of weeks off from that.

<Q – Andrew Strelzik>: I appreciate the color.

<A>: You bet.

Operator: Thank you. We will take our next question from Akshay Jagdale with KeyBanc.

<Q – Akshay Jagdale>: Hi. Can you hear me?

<A>: Yes. Good morning.

<Q – Akshay Jagdale>: I just want – good morning. I’m in transit, but hopefully there won’t be any interruptions. First, I just want to make a comment on the compensation, incentive comp issue, I mean although it makes it really hard for us to model on a quarterly basis, I think your employees should be really proud of having you guys [indiscernible] team because it’s really fair and we – just from my experience there is not a lot of companies that are that fair. So, I always appreciate that as an analyst and I thought it might be a good time to mention that on this call, so and then, congrats on the quarter as well.

<A>: Good. Thank you.

<A>: Thank you.

<Q – Akshay Jagdale>: So, now Joe just talking about the supply issue a little bit. So, if we continue as a industry to have 200 million, 202 million excess, presumably if that heads into sort of the November, December time period production, we might have, I don’t know 6% or 7% more supply in the market if there is no cut backs obviously. And we also have corn and soy coming down, so I’m just trying to, I’m trying to paint a picture where pricing might come down.?

<A>: Okay.

<Q – Akshay Jagdale>: But in the context that costs are coming down a lot as well, I’m getting to, you know sort of a margin scenario where the industry is still going to make a lot of money even if there’s no comeback. Am I missing something? I mean we’re talking about a $0.07 per pound or $0.08 per pound reduction in the cost just because of rain. Even if we have 6% more chicken, which all of us should hope we will, people are still going to make a lot of money, right?

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    12

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: Yes, that’s, that’s possible, I don’t know that we know yet, I think we do on corn. I think we’re kind of know where we’re going with corn. I don’t think we know yet own soy meal yet exactly where that’s going to shake out, but I think you, I think we know on corn where we’re going to be roughly, but that’s exactly right. I think you’re right, but November and December are two extraordinary months. And I don’t think we ought to – people, I mean, you know, they can be sloppy months, but we ought not to base everything off November, December. The November, December, you just try to survive, nobody wants chicken November and December, I do, but nobody else does. I mean it’s turkey and ham.

<A>: Another, another way to put it perhaps, it’s, I think this quarter you earned about $0.20 a pound in gross profit and in my estimate there is about $0.02 in there that are unusual related to your incentive comp, so perhaps it could have been as $0.22. I mean it would take a pretty draconian oversupply situation to wipe all of that out, the last time anything of that sort happened was back I believe in 2006 when AI had hit. So am I right in thinking about it that way, I mean from your experience.

<A>: Yes, that’s correct. Yeah. You’re right. You’re right.

<Q – Akshay Jagdale>: Okay. I mean the last time we even saw a double-digit decrease in revenue per pound for the industry and for you are back in 2006, right?

<A>: It was in – no, it was in – was it 2011?

<Q – Akshay Jagdale>: 2011 was down, but not double-digit?

<A>: Yeah yeah yeah. Yeah.

<Q – Akshay Jagdale>: Okay. And so that’s helpful. Can you talk a little bit about demand for next year, just your view in light of what you see in the economy and what you are seeing in your business, are you optimistic, pessimistic, neutral compared to what you said three months ago?

<A>: I am still optimistic about the economy for – not only because I think it’s time for the economy to turn up because of the government, not because of the Congress or it’s in my lifetime these things don’t last quite this alone. And we do have an economist that we use and he agree about what’s going to happen for different reasons. He says it’s going to be led by the housing and he thinks it will happen in the fourth quarter of this year led by housing and next year will be even better. So he and I are both optimistic for different reasons. And he’s an educated economist and I’m – my reason is just history. But yes I’m still optimistic about the economy turning.

<Q – Akshay Jagdale>: Okay. And just two more, these should be quicker. Just to sort of summarize the margin sort of outlook that you may have for the industry. The next six to nine months should be pretty good do you think if you were to guess I mean do you think over the next six to nine months you will have a higher margin than you’ve had now I mean my guess would be yes in other words I’m asking do you think margins as key for the next six to nine months?

<A>: I don’t really normally speculate like that. We are going to work real hard and I’m optimistic, this is the first summer we’ve had where we then have a drought in three years and we’re operating well. It looks like to me beef is going to continue to be high and the fully flock or hen flock is, I think, pretty well set. So, we have a lot of things in our favor, and but I’m always optimistic about our industry, and I’m looking forward to it going through the holidays and looking forward to get anywhere first.

<Q – Akshay Jagdale>: Okay. And just one last one on wing prices, I don’t know if there is any [indiscernible] a large QSR who is I think now been officially they’ve said that they’re going to do a limited time promotion nationally on wings, how do you think that impact the wing prices from now until the end of the year? And is it possible for large QSR to have bought all the wings they needed so far this year, I mean is it possible to do that physically?

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    13

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

<A>: At the end of July, the wing – the cold store storage report on wings was weighing through up 189%, almost double from last year. So, I think lot of those are in the freezer, I do not know that whether they have been able to put them all up, but lot of them, a good portion of them I think are in the freezers, those are raw.

<A>: Do you think they put them up raw or do you think they put them [indiscernible] processed?

<Q – Akshay Jagdale>: I mean, I think they’re doing a boneless fried weight, so.

<A>: They have been in that category.

<Q – Akshay Jagdale>: Yeah.

<A>: Other category.

<Q – Akshay Jagdale>: I mean, and do you.

<A>: Boneless.

<Q – Akshay Jagdale>: The other issue is the cold storage numbers are basically two weeks of supply, right. So, if you are doing a national LTO, limited time offer, I think you would need 190% would be whatever five-week supply, I think you would need a little bit more than that would be my guess, but what you are saying is there is a possibility that some of that could already be in the freezer then as such maybe grain prices would not go up?

<A>: I am confident that McDonald’s and their suppliers have this figured out that they – I don’t know what – I don’t know how they put them in the freezer, but I know they have it figured out, and between their suppliers and – I don’t know what form they are – some of those wings right there on the cold storage report are our customers.

<A>: Right. They do put them there.

<A>: They do put them.

<A>: Put on the freezer.

<A>: Buying from us and put them in the freezer. And I don’t – I am guessing McDonald’s is not in that category, but I don’t know that.

<Q – Akshay Jagdale>: Okay. Great. Thank you.

<A>: Yes, sir. Thank you, Akshay.

<Q – Akshay Jagdale>: Thanks so much.

Operator: Thank you. And gentlemen, it appears we have no further questions. I’ll turn the conference back over to you for any additional or closing remarks.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    14

Sanderson Farms, Inc.	SAFM	Q3 2013 Earnings Call	Aug. 27, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

Joe F. Sanderson, Jr., Chairman & Chief Executive Officer

Good. Thank you for spending time with us this morning and we look forward to reporting our, seeing you in October in New Orleans and then reporting our year-end results in December. Thank you.

Operator: Thank you. Ladies and gentlemen, this does concludes today’s presentation. We appreciate your participation and you may now disconnect.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED “AS IS,” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2013. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

www.CallStreet.com — 1-877-FACTSET — Copyright © 2001-2013 CallStreet    15